Exhibit 3.169

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

NRG GENERATION HOLDINGS INC.

NRG Generation Holdings Inc., a Delaware corporation (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “Delaware Law”) does hereby certify that:

FIRST:                         The present name of the corporation is NRG Generation Holdings Inc. (hereinafter referred to as the “Corporation”).

SECOND:          The date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 22, 2004, as amended by (i) an Amended and Restated Certificate of Incorporation filed on December 10, 2004, (ii) an Amendment to the Certificate of Incorporation filed on February 17, 2006, and (iii) an Amendment to the Certificate of Incorporation filed on May 3, 2006 (collectively the “Certificate of Incorporation”).  The original name of the Corporation was TPG Genco IV, Inc.

THIRD:                     This Second Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s Certificate of Incorporation in its entirety was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH:        The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Second Amended and Restated Certificate of Incorporation, read as follows:

1.              Name.  The name of the Corporation is NRG Generation Holdings Inc.

2.              Registered Office.  The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19801. The name of its registered agent is The Corporation Trust Company.

3.              Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4.              Stock. The total number of shares of stock, which the Corporation is authorized to issue, is one thousand (1,000) shares of common stock and the par value of each of such shares is $0.01.  All such shares are to be of one class.

5.              Change in Number of Share Authorized.  Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

6.              The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

7.              Liability of Directors.  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

8.              Records.  The books of this Corporation (subject to any statutory requirements) may be kept outside the State of Delaware as may be designated by the board of directors or in the bylaws of this Corporation.

9.              Election of Directors. The election of directors need not be by written ballot unless the bylaws so require.

10.       Meeting of Stockholders of Certain Classes.  If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered any action by the stockholders of such class may be taken at an annual or special meeting of stockholders or by written consent.

[Signature page follows.]

IN WITNESS WHEREOF, I have hereunto set my hand the 12th day of the January, 2017.

By:	/s/ Christopher O’Hara
Name:	Christopher O’Hara
Title:	Vice President and Secretary